EXHIBIT 10.27(b)
First Amendment to Lease
     This First Amendment to Lease (this “Amendment”) dated April 15, 2005 is executed by and between Stadium Promenade LLC, a California limited liability company (“Landlord”) and Century Theatres, Inc., a California corporation (“Tenant”).
Witnesseth:
     Whereas, Landlord and Century Theatres, Inc, a Delaware corporation (“Century Theatres (DE)”) entered into a lease dated October 1, 1996, (the “Lease”) for a motion picture building (the “Premises”) located in the City of Orange, State of California and known as Century Stadium Promenade; capitalized terms used but not defined herein shall have the meanings set forth in the Lease; and
     Whereas, Century Theatres, Inc., a California corporation, has succeeded Century Theatres (DE) as Tenant; and
     Whereas, Century Theatres, Inc., a California corporation, has assumed all obligations of Century Theatres (DE), as set forth in the Lease; and
     Whereas, Stadium Promenade LLC, a California limited liability company, has succeeded Syufy Enterprises, L.P., as Landlord; and
     Whereas, Stadium Promenade LLC has assumed all obligations of Syufy Enterprises, L.P., as set forth in the Lease; and
     Whereas, the parties desire now to amend the Lease to revise and clarify certain obligations between the parties, as hereinafter provided;
     Now, Therefore, the parties hereto mutually agree that, notwithstanding anything to the contrary therein, the Lease shall be amended as follows:
A. Right to Renovate
     1. In addition to Landlord’s rights under the Lease (including, without limitation, Landlord’s rights pursuant to Section 2.02 of the Lease), Tenant expressly agrees that Landlord shall have the right, but shall have no obligation, to demolish, renovate, remodel, reconstruct or otherwise alter in any manner the Entire Premises or any portion thereof (a “Renovation”) without Tenant’s consent; provided, however, that Landlord shall use commercially reasonable efforts to ensure that a Renovation does not materially impede Tenant’s reasonable access to and use of the Leased Premises.
     2. Tenant hereby waives all claims of any nature whatsoever Tenant may now have or may hereafter have against Landlord relating in any manner to, directly or indirectly, a Renovation. Without limiting the generality of the foregoing, Landlord shall not be liable for any damage to persons or property located in, on or about the Leased Premises resulting from or in connection with a Renovation, and Tenant waives and shall indemnify and hold harmless

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Landlord from any and all claims asserted by Tenant or Tenant’s officers, agents, employees, contractors, licensees, invitees or guests arising from damage resulting from or in connection with a Renovation (except to the extent such damage is caused by the willful act or gross negligence of Landlord; provided, however, that Landlord shall not be liable for any consequential damages, including, without limitation, any claim for loss of profit or business).
     3. Within a reasonable period of time following receipt of Landlord’s written request (but in no event more than one hundred eighty (180) days), Tenant shall re-paint Tenant’s Building and any other buildings which are a part of the Leased Premises as Landlord deems necessary or desirable in its sole and absolute discretion and in connection with a Renovation.
B. Pavement Area
     1. From and after the date hereof, the “Premises” or “Leased Premises” described in Section 2.01 of the Lease shall include only Tenant’s Building, and shall not include the front entrance, paved entryway or lighting and landscaping contiguous to the Tenant’s Building (the “Pavement Area”).
     2. Notwithstanding anything to the contrary herein or in the Lease, Tenant’s maintenance obligations set forth in Section 11.01 and Tenant’s indemnity obligations set forth in Section 10.01 of the Lease shall apply to the Pavement Area, and Tenant, at its sole cost and expense, shall keep the Pavement Area in first class order, condition and repair, and shall make all repairs necessary to keep the Pavement Area in such condition.
C. Insurance
     1. In the twelfth (12th) and thirteenth (13th) lines of Section 16.01, the following shall be deleted: “and Tenant Improvements other than improvements paid by Landlord”. In the eighth (8th) and ninth (9th) lines of Section 16.03, the following shall be deleted: “and Improvements paid for by Landlord as set forth in Section 5.01(c)”.
     2. Notwithstanding anything to the contrary herein or in the Lease, Tenant’s insurance obligations under the Lease (including, without limitation, the obligations set forth in Sections 16.01 and 16.03 of the Lease) shall apply to the Pavement Area as well as the Premises.
     3. Tenant hereby waives all claims of any nature whatsoever Tenant may now have or may hereafter have against Landlord relating in any manner to, directly or indirectly, the Pavement Area. Without limiting the generality of the foregoing, Landlord shall not be liable for any damage to persons or property (including, without limitation, all “slip and fall” incidents) located in, on or about the Pavement Area, and Tenant waives and shall defend, indemnify and hold harmless Landlord from any and all claims asserted by Tenant or Tenant’s officers, agents, employees, contractors, licensees, invitees or guests arising from damage resulting from or in connection with the Pavement Area (except to the extent such damage is caused by the willful act or gross negligence of Landlord; provided, however, that Landlord shall not be liable for any consequential damages, including, without limitation, any claim for loss of profit or business).

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D. Landlord’s Right to Develop
     1. Section 2.02 of the Lease, the following is hereby deleted in its entirety and replaced with the following:
In addition to Landlord’s other development rights contained in the Lease, Tenant expressly agrees that Landlord shall retain all rights to develop the rooftop area of the Building, including, without limitation, all roof-top and other exterior communication and advertising rights on or about the Entire Premises, including, without limitation, the exclusive right to install, locate, maintain, use, sell, lease, license, replace and repair satellite dishes and other roof-top communications equipment on the roof of the Building. In connection with the foregoing, Tenant agrees that Tenant shall have no right to lease or otherwise allow any third party to access or use the roof of the Building or any portion of the Premises for any use other than the Permitted Use.
     2. Tenant hereby waives all claims of any nature whatsoever Tenant may now have or may hereafter have against Landlord relating in any manner to, directly or indirectly, the Development. Without limiting the generality of the foregoing, Landlord shall not be liable for any damage to persons or property located in, on or about the Premises resulting from or in connection with the Development, and Tenant waives and shall defend, indemnify and hold harmless Landlord from any and all claims asserted by Tenant or Tenant’s officers, agents, employees, contractors, licensees, invitees or guests arising from damage resulting from or in connection with the Development (except to the extent such damage is caused by the willful act or gross negligence of Landlord; provided, however, that Landlord shall not be liable for any consequential damages, including, without limitation, any claim for loss of profit or business).
E. Surrender
     The third and fourth sentences of Section 14.02 are hereby deleted in their entirety and replaced with the following:
Notwithstanding anything to the contrary in the Lease, upon the expiration or earlier termination of the Lease and promptly following Tenant’s receipt of a cost estimate thereof from Landlord, Tenant shall pay to Landlord an amount equal to the cost of demolishing the improvements located on the Premises and removing all surface debris therefrom to Landlord’s reasonable satisfaction, as such cost estimate is determined by Landlord in Landlord’s sole and absolute discretion; provided, however, that Tenant may remove any or all of Tenant’s furniture, fixtures and equipment (the “FF&E”) from the Premises, so long as such removal occurs within forty-five (45) days after the Termination Date and Tenant repairs all damage caused by such removal. Except as set forth above, from and after the Termination Date, the parties shall have no further rights under the Lease nor further obligations with respect to the Premises, except for any rights or obligations which expressly survive the

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termination of the Lease in accordance with the provisions thereof or at law.
F. Miscellaneous
     1. This Amendment constitutes the entire understanding of the parties with respect to the subject matter hereof and all prior agreements, representations, and understandings between the parties, whether oral or written, are deemed null, all of the foregoing having been merged into this Amendment.
     2. This Amendment to Lease is hereby executed and shall be effective as of the date first written above. All other conditions of the Lease shall remain in full force and effect.
     3. This Amendment shall bind and inure to the benefit of Landlord and Tenant and their respective legal representatives and successors and assigns.
     4. Each party hereby specifically represents and warrants that its execution of this Amendment has been duly authorized by all necessary corporate or other action, and that this Amendment when fully signed and delivered shall constitute a binding agreement of such party, enforceable in accordance with its terms.
     5. The parties acknowledge that each party and/or its counsel have reviewed and revised this Amendment and that no rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall be employed in the interpretation of this Amendment or any amendments or exhibits to this Amendment or any document executed and delivered by either party in connection with this Amendment.
     6. This Amendment may be executed in counterparts each of which shall be deemed an original and all of which taken together shall constitute one and the same agreement.
[Signatures on following page]

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     In Witness whereof, Landlord and Tenant have executed this Amendment to be effective as of the date first written above.

Syufy Enterprises, L.P., a California Limited partnership “ Landlord”	Century Theatres, Inc., a California corporation “Tenant”

/s/ Raymond Syufy,	/s/ Joseph Syufy,

Raymond Syufy,	Joseph Syufy,
Chief Executive Officer	Chief Executive Officer

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